[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                     011-49-40-733-63-4256



          ROFIN-SINAR REPORTS RECORD REVENUES FOR THE FOURTH QUARTER
                             AND FISCAL YEAR 2011

          Annual turnover increased by 41% to $597.8 million, net income rose by 101% to $60.0 million


Plymouth, MI / Hamburg, Germany -- November 4, 2011 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2011.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Nine months ended
                    9/30/11   9/30/10    % Change   9/30/11   9/30/10 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $169,514  $124,354   +  36 %   $597,763  $423,570  +  41 %
RSTI Net income     $ 17,216  $ 11,931   +  44 %   $ 60,032  $ 29,840  + 101 %
Earnings per share
  "Diluted" basis   $   0.60  $   0.42   +  43 %   $   2.06  $   1.02  + 102 %

  * The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 28.6 million for each of the fiscal quarters and 29.1 million and 29.2 million for the twelve month periods ended
    September 30, 2011 and 2010, respectively.

"We are very pleased with our operational and financial performance for the fourth quarter and fiscal year 2011. We posted record quarterly and annual sales numbers while net income for the quarter and fiscal year was the second best in Rofin's history. We achieved financial results equivalent to the pre-economic crisis levels of 2008 with improved sales in all our key regions, primarily driven by the machine tool, automotive, electronics and medical device industries. Our net income was excellent given our continuing investments in fiber lasers," commented Gunther Braun, CEO and President of RSTI. "We believe that our backlog and expanding product portfolio, especially in fiber lasers, provide us with a solid platform for a successful fiscal year 2012 in spite of the current challenging market conditions."


(page)
FINANCIAL REVIEW

Fourth Quarter

Net sales amounted to a record of $169.5 million for the fourth quarter ended September 30, 2011, a 36%, or $45.1 million increase from the comparable quarter of fiscal year 2010. Gross profit totaled $60.3 million, or 36% of net sales, compared to $50.3 million, or 40% of net sales, in the same period last fiscal year. RSTI net income rose to $17.2 million, compared to $11.9 million in the fourth quarter of fiscal year 2010, and equaled 10% in both periods. Diluted earnings per share totaled $0.60 for the quarter based upon 28.8 million weighted-average common shares outstanding, compared to diluted income per share of $0.42 based upon 28.6 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the fourth fiscal quarters 2011 and 2010, SG&A increased by $4.9 million in 2011 to $27.1 million, representing 16% of net sales, and fourth quarter R&D expenses increased by $3.7 million in 2011 to $10.7 million, representing 6% of net sales.

Revenues of laser products used for macro applications increased by 39% to $67.4 million, accounting for 40% of total sales. Sales of lasers for marking and micro applications increased by 37% to $87.0 million and represented 51% of total sales. Sales of components increased by 22% to $15.1 million and accounted for 9% of total sales.



Twelve Months

For the twelve months ended September 30, 2011, net sales achieved a record level of $597.8 million, an increase of $174.2 million, or 41%, over the comparable period in 2010. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $14.7 million for the twelve month period. Gross profit for the period was $65.8 million higher than in fiscal year 2010 and amounted to $232.1 million, or 39% of net sales. RSTI net income for the fiscal year ended September 30, 2011, totaled $60.0 million, with diluted earnings per share of $2.06 based upon 29.1 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $64.6 million, or 37%, to $237.5 million and net sales of lasers for marking and micro applications rose by $95.8 million, or 46%, to $302.3 million. Sales of components increased $13.8 million, or 31%, to $58.0 million compared to fiscal year 2010.

On a geographical basis, net sales in North America in the twelve months increased by 39% and totaled $109.5 million (2010: $78.7 million). In Europe, net sales rose by 37% to $269.6 million (2010: $196.3 million) and in Asia, net sales increased by 47% to $218.7 million (2010: $148.6 million).


Order Backlog

Order entry amounted to a record $612.1 million for the fiscal year 2011 and $145.2 million for the fourth quarter, which resulted in an order backlog on September 30, 2011, of $153.2 million, mainly for laser products. The book-to-bill ratio for the quarter was 0.86 and 1.02 for the fiscal year.


(page)

Outlook

"The general market conditions currently being experienced and the more cautious sentiment of our industrial customers, mainly in the semiconductor, electronic and machine tool industries, were reflected in a lower level of quarterly order entry when compared to the record highs of the recent quarters. In addition, order intake in the Asian markets slowed down, led by China controlling its inflation and the general tightening in credit allocated to the private economy. As a result of this, we expect revenues to be in the range of $137 million to $142 million and earnings per share to be between $0.33 and $0.36 for the first quarter ending December 31, 2011. Actual results may of course differ from this forecast and are subject to the safe harbor statement discussed in more detail below", concluded Gunther Braun.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Friday, November
4, 2011. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London +44(0)207 614 2900.




                              (Tables to follow)






















(page)
                      ROFIN-SINAR TECHNOLOGIES INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
                 (in thousands, except per share data)

                                    Three months           Twelve months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/11      9/30/10     9/30/11     9/30/10
                               ----------  ----------  ----------  ----------
-Macro                         $  67,355   $  48,514   $ 237,449   $ 172,877
-Marking/Micro                    87,050      63,430     302,330     206,535
-Components                       15,109      12,410      57,984      44,158
                               ----------  ----------  ----------  ----------
Net sales                        169,514     124,354     597,763     423,570
Cost of goods sold               109,240      74,042     365,684     257,316
                               ----------  ----------  ----------  ----------
    Gross profit                  60,274      50,312     232,079     166,254
Selling, general, and
    administrative expenses       27,110      22,229     107,510      89,908
Intangibles amortization             613         541       2,569       2,250
Research and development expenses 10,709       6,977      38,337      30,137
                               ----------  ----------  ----------  ----------
    Income from operations        21,842      20,565      83,663      43,959

Other income (Loss)                2,839     ( 2,164)      3,480       1,942
                               ----------  ----------  ----------  ----------
    Income before income tax      24,681      18,401      87,143      45,901

Income tax expense                 7,019       6,179      26,070      15,442
                               ----------  ----------  ----------  ----------
    Income                        17,662      12,222      61,073      30,459
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest       446         291       1,041         619
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $ 17,216    $ 11,931    $ 60,032    $ 29,840
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI

  "diluted" basis *             $   0.60    $   0.42    $   2.06    $   1.02
  "basic" basis **              $   0.60    $   0.42    $   2.11    $   1.04


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 28.6 million for each of the fiscal quarters and 29.1 million and 29.2 million for the twelve month periods ended September 30, 2011 and 2010, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.5 million and 28.3 million for the fiscal quarters and 28.4 million and 28.8 million for the twelve month periods ending September 30, 2011 and 2010, respectively.






(page)
                      ROFIN-SINAR TECHNOLOGIES INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                                     9/30/11       9/30/10
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 130,376      $ 116,319
  Trade accounts receivable, net                     119,391         97,639
  Inventories net                                    188,847        151,759
  Other current assets                                28,655         21,638
                                                   -----------    ----------
    Total current assets                             467,269        387,355
  Net property and equipment                          65,554         52,651
  Other non-current assets                           121,892        118,186
                                                   -----------    ----------
    Total non-current assets                         187,446        170,837
                                                   -----------    ----------
    Total assets                                   $ 654,715      $ 558,192
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   8,121      $   5,173
  Accounts payable, trade                             27,082         23,173
  Other current liabilities                           98,738         71,566
                                                   -----------     ---------
    Total current liabilities                        133,941         99,912
  Long-term debt                                      14,742         15,488
  Other non-current liabilities                       27,415         25,316
                                                   -----------     ---------
    Total liabilities                                176,098        140,716
    Net stockholders' equity                         478,617        417,476
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 654,715      $ 558,192
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995.

Certain information in this press release that relates to future plans, events or performance, including statements such as "We believe that our backlog and expanding product portfolio, especially in fiber lasers, provide us with a solid platform for a successful fiscal year 2012 in spite of the current challenging market conditions." or "As a result of this, we expect revenues to be in the range of $137 million to $142 million and earnings per share to be between $0.33 to $0.36 for the first quarter ending December 31, 2011." is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.